Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Textron 1999 Long-Term Incentive Plan of Textron Inc. of our reports dated February 16, 2005, with respect to the consolidated financial statements and schedule of Textron Inc., Textron Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Textron Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 6, 2005